Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Fiscal 2006 Operating Results

Income from Continuing Operations Increases by 9%

Net Income Increases by 21%

Loans Increase by 14% to $741 Million at December 31, 2006 from $650 Million at December 31, 2005

COSTA MESA, Calif., February 9, 2007 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the fourth quarter and year ended December 31, 2006.

Overview

Quarter Ended December 31, 2006. During the fourth quarter of 2006, net interest income increased by $20,000, or 0.3%, and non-interest income increased by $31,000 or 13%, in each case as compared to the fourth quarter of 2005. Income from continuing operations, comprised of the Company’s commercial banking business, increased $35,000, or 2%, to nearly $1.8 million from $1.7 million in the prior year’s fourth quarter. Net income totaled nearly $1.8 million, or $0.16 per diluted share, in the fourth quarter of 2006, as compared to approximately $1.6 million, or $0.16 per diluted share, in the same quarter of 2005, as operating results for the fourth quarter of 2005 included a loss from discontinued operations of $112,000, or $0.01 per diluted share. As previously reported, we completed our exit from our discontinued wholesale mortgage lending business in the fourth quarter of 2005, and from our discontinued securities brokerage business in the second quarter of 2006 when we sold that business. As a result, we had no discontinued operations during the fourth quarter of 2006.

Fiscal Year Ended December 31, 2006. For the year ended December 31, 2006, net interest income increased by $3.7 million, or 13%, and non-interest income increased by $213,000, or 20%, in each case as compared to the year ended 2005. Those increases more than offset an increase of $3.2 million, or 18%, in non-interest expense in the year ended December 31, 2006. As a result, income from continuing operations increased by $555,000, or 9%, to $7.1 million from $6.6 million in 2005. Due to an increase in the average number of diluted shares outstanding in 2006, as compared to 2005, income from continuing operations per diluted share was $0.66 per share in 2006, as compared to $0.67 per diluted share in 2005. Discontinued operations sustained a loss of $189,000, or $0.02 per diluted share, in the year ended December 31, 2006, as compared to a loss of $841,000, or $0.08 per diluted share for the same period in 2005. As a result, net income increased by $1.2 million, or 21%, to $6.9 million, or $0.64 per diluted share, in the year ended December 31, 2006 from $5.7 million, or $0.59 per diluted share, in the same period of 2005.

The increases in net interest income in both the quarter and year ended December 31, 2006, were primarily attributable to increases in interest income that were due, in large part, to a $91 million, or 14%, increase in outstanding loans generated by our commercial banking operations at December 31, 2006, as compared to loans outstanding at December 31, 2005. Interest income increased by $3.5 million or 26.3% in the quarter ended December 31, 2006, and by $17.8 million, or 39%, in the year ended December 31, 2006, in each case as compared to the respective corresponding period of 2006.

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PMBC Release, Page 2

February 9, 2007

“We are proud of our excellent and experienced commercial loan officers for the strong growth of our commercial loan portfolio,” said Raymond E. Dellerba, President and CEO. Dellerba added, “During this first quarter of the new year, we are improving the capabilities of our full service commercial Internet banking system with our conversion to an enhanced operating platform allowing our customers to bank via the Internet in “real time”. Additionally, the system provides our customers with powerful new Internet banking tools such as enhanced online security, wire transfers, multiple defined authorities and advanced cash management capabilities, to name a few.”

Net Interest Margin. Our net interest margin in the fourth quarter of 2006 declined to 3.14% from 3.46% for the fourth quarter of 2005, and to 3.30% for the 12 months ended December 31, 2006, as compared to 3.38% for the same 12 months of 2005. Those declines were due primarily to the flat interest rate yield curve and a change in the mix of deposits to a higher proportion of time deposits and a lower proportion of non-interest bearing demand deposits. Another factor contributing, to a lesser extent, to the increase in interest expense was an increase in market rates of interest, which required us to increase interest rates on our interest-bearing deposits.

Non-Interest Expense. The increases in non-interest expense in the quarter and year ended December 31, 2006, were primarily attributable to (i) the addition of commercial loan officers in our Financial Centers, beginning in the second half of 2005, and (ii) the recognition of stock-based compensation expense of $133,000 and $592,000 in the three and twelve months ended December 31, 2006, which was not required to be recognized in 2005.

Results of Continuing Operations

Net Interest Income. In the fourth quarter of 2006, interest income increased by $3.5 million, or 26%, while interest expense increased by nearly $3.5 million, or 64%, in each case as compared to the same quarter of 2005. As a result net interest income, which is a primary determinant of bank profitability, increased by only $20,000, or 0.3%, to almost $8.0 million in the fourth quarter of 2006, from $7.9 million in the fourth quarter of the prior year.

In 2006, interest income increased by $17.8 million, or 39%, while interest expense increased by $14.1 million, or 82%, in each case as compared to 2005. As a result, net interest income increased by $3.7 million, or 13%, to $32.4 million in 2006, from $28.7 million in 2005.

The increases in interest income in the quarter and 12 months ended December 31, 2006, were primarily attributable to (i) an increase in loan volume of $91 million, or 14%, to $741 million at December 31, 2006, from $650 million at December 31, 2005, and (ii) to a lesser extent, increases in prevailing market rates of interest, to which the interest rates on our loans are tied.

The increases in interest income of $3.5 million , or 64%, and $14.1 million, or 82%, for the quarter and year ended December 31, 2006, respectively, as compared to same respective periods in 2005, were primarily attributable to (i) increases in the volume of interest-bearing deposits, which were used to fund the increases in loans and other interest-earning assets and a reduction in outstanding borrowings, (ii) a change in the mix of our deposits to a higher proportion of time deposits and a lower proportion of non-interest bearing demand deposits, and (iii) increases in interest rates paid on deposits in response to increases in market rates of interest.

Non-interest Income. Non-interest income increased in the quarter and year ended December 31, 2006 by $31,000, or 13%, and by $213,000, or 20%, respectively.

Non-interest Expense. Non-interest expense increased by $287,000, or 6%, to $5.1 million in the fourth quarter of 2006, and by $3.2 million, or 18%, to $20.7 million for the year ended December 31, 2006, in each case as compared to its respective corresponding period of 2005. Those increases were primarily attributable to (i) the addition of commercial loan officers in our Southern California Financial Centers, beginning in the second half of 2005, and (ii) the recognition, in accordance with FASB No. 123R, of stock-based compensation in the amounts of $133,000 and $592,000, respectively, in the quarter and year ended December 31, 2006. By contrast, stock based compensation was not required to be recognized in prior years, including 2005. Also contributing, to a lesser extent, to the increase in non-interest expense in the quarter and twelve months ended December 31, 2006, was the opening, in June 2005, of our new Inland Empire Financial Center in Ontario. and the addition of commercial loan officers in our Financial Centers during the second half of 2005. As a result of those increases in non-interest expense, our efficiency ratios (operating expenses as a percentage of total revenues from continuing operations) were 62% and 61%, respectively, in the quarter and twelve months ended December 31, 2006, as compared to 58% and 59% in the same respective periods of 2005.

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PMBC Release, Page 3

February 9, 2007

Discontinued Operations. In 2006, our discontinued operations consisted of our securities brokerage business. In 2005, our discontinued operations consisted of our wholesale mortgage lending business, as well as our securities brokerage business. As previously reported, we exited the wholesale mortgage lending business during the second half of 2005 and we sold our securities brokerage subsidiary in the second quarter of 2006. Therefore, we had no discontinued operations in the fourth quarter of 2006. For the year ended December 31, 2006, however, we recorded a loss from discontinued operations of $189,000, which was entirely attributable to our securities brokerage business. By comparison, in the quarter and year ended December 31, 2005, we recorded losses from our discontinued wholesale mortgage lending business and our discontinued securities brokerage business of $112,000 and $841,000, respectively.

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans increased by $91 million (net of the allowance for loan losses), or 14%, to $741 million at December 31, 2006, from $650 million at December 31, 2005. This increase contributed to a 6% increase in total assets to $1.04 billion at December 31, 2006, from $981 million at December 31, 2005.

Deposits also increased, growing by $138 million, or 24%, to $718 million at December 31, 2006, from $580 million at December 31, 2005. Contributing to that increase was a $152 million, or 68%, increase in time deposits, to $375 million at December 31, 2006, from $223 million at December 31, 2005. That increase was primarily the result of a marketing campaign that we began in the fourth quarter of 2005 to generate funds that we used to support the growth of our outstanding loans and other interest-earning assets and which enabled us to reduce outstanding borrowings by $87 million, or 30%, to $202 million at December 31, 2006 from $289 million at December 31, 2005. Non-interest bearing deposits declined by $12 million, or 6%, to $189 million at December 31, 2006, from $201 million at December 31, 2005. Savings and money market deposits decreased by $3 million, or 2%, to $128 million at December 31, 2006, from $131 million at December 31, 2005. At December 31, 2006, non-interest bearing deposits and time deposits represented 26% and 52%, respectively, of total deposits, as compared to 35% and 39%, respectively, of total deposits at December 31, 2005. We believe that the decline in non-interest bearing deposits was related primarily to decreased activity in real estate related industries and competition for deposits.

“The flat yield curve that we experienced in the fourth quarter of 2006, due to the heightened competition for deposits and more expensive wholesale funding, contributed to lower net interest margins, which declined by 8 basis points in 2006, as compared to 2005,” said Nancy Gray, CFO.

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing or impaired totaled $1.8 million or 0.24% of total loans outstanding at December 31, 2006, as compared to $1.3 million, or 0.20% of total loans outstanding, at December 31, 2005. Loans 90 days past due totaled $875,000, or 0.12% of total loans outstanding, at December 31, 2006, as compared to $1.4 million, or 0.20% of total loans outstanding, at December 31, 2005. We had no restructured loans at December 31, 2006, or 2005. At December 31, 2006, the allowance for loan losses totaled $5.9 million, or 0.79%, of loans outstanding, as compared to $5.1 million and 0.78%, respectively, at December 31, 2005. We increased the dollar amount of the allowance for loan losses by making provisions for loan losses in the quarter and twelve months ended December 31, 2006, of $275,000 and $1.1 million, respectively, primarily in response to the increases in loan volume from continuing operations.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located, respectively, in the cities of Newport Beach, Costa Mesa, visible from the 405 and 73 Freeways, La Habra and San Juan Capistrano, our newly relocated South County financial center, visible from the 5 Freeway, which celebrated its grand opening on June 19th. In addition, we have two Los Angeles County financial centers located, respectively, in the cities of Beverly Hills and Long Beach; one San Diego County financial center, located in La Jolla; and one financial center serving the Inland Empire, visible from the 10 Freeway, in Ontario, California, which opened in June 2005. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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PMBC Release, Page 4

February 9, 2007

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to the following:

•

Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

•

Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•	Adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins or in loan demand, and, therefore, could adversely affect our operating results.

•	The risk that decline in real property values in Southern California would result in deterioration in the performance of our loan portfolio.

•

The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its year ended December 31, 2005, filed with the Securities and Exchange Commission. Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Release, Page 5

February 9, 2007

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	Percent Change	2006	2005	Percent Change
Total interest income	$16,918	$13,396	26.3%	$63,800	$45,995	38.7%
Total interest expense	8,954	5,452	64.2%	31,418	17,298	81.6%

Net interest income	7,964	7,944	0.3%	32,382	28,697	12.8%
Provision for loan losses	275	455	(39.6)%	1,105	1,145	(3.5)%

Net interest income after provision for loan losses	7,689	7,489	2.7%	31,277	27,552	13.5%
Non-interest income
Service charges & fees	174	180	(3.3)%	715	682	4.8%
Other non-interest income	100	63	58.7%	551	371	48.5%

Total non-interest income	274	243	12.8%	1,266	1,053	20.2%
Non-interest expense
Salaries & employee benefits	2,983	2,526	18.1%	11,618	9,117	27.4%
Occupancy and equipment	979	988	(0.9)%	3,930	3,863	1.7%
Other non-interest expense	1,109	1,270	(12.7)%	5,141	4,513	13.9%

Total non-interest expense	5,071	4,784	6.0%	20,689	17,493	18.3%

Income before income taxes	2,892	2,948	(1.9)%	11,854	11,112	6.7%
Income tax expense	1,108	1,199	(7.6)%	4,734	4,547	4.1%

Income from continuing operations net of taxes	1,784	1,749	2.0%	7,120	6,565	8.5%
Income (loss) from discontinued operations, net of taxes	—	(112)	(100.0)%	(189)	(841)	(77.5)%

Net Income	$1,784	$1,637	9.0%	$6,931	$5,724	21.1%

Net income(loss) per basic share:
Income from continuing operations	$0.17	$0.17		$0.70	$0.69
Income (loss) from discontinued operations	$0.00	$(0.01)		$(0.02)	$(0.08)

Net Income	$0.17	$0.16		$0.68	$0.61

Net income(loss) per diluted share:
Income from continuing operations	$0.16	$0.17		$0.66	$0.67
Income (loss) from discontinued operations	$0.00	$(0.01)		$(0.02)	$(0.08)

Net Income	$0.16	$0.16		$0.64	$0.59

Weighted average shares outstanding (in thousands)
Basic	10,300	10,176		10,234	10,101
Diluted	10,768	10,641		10,830	10,563
Ratios from continuing operations(1)
ROA	0.69%	0.73%		0.70%	0.72%
ROE	8.15%	8.94%		8.52%	8.54%
Efficiency ratio	61.56%	58.43%		61.49%	58.80%
Net interest margin (1)	3.14%	3.46%		3.30%	3.38%

(1)	Ratios and net interest margin for the three month periods ended December 31, 2006 and 2005 have been annualized.

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PMBC Release, Page 6

February 9, 2007

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,		Percent Increase/(Decrease)
	2006	2005
ASSETS
Cash and due from banks	$13,304	$23,422	(43.2)%
Fed funds sold	13,000	11,400	14.0%
Interest bearing deposits	198	441	(55.1)%
Investments	255,704	278,905	(8.3)%
Loans (net of allowance of $5,929 and $5,126, respectively)	740,957	650,027	14.0%
Investment in unconsolidated trust subsidiaries	837	837	0.0%
Other assets	18,433	16,124	14.3%

Total Assets	$1,042,433	$981,156	6.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$189,444	$200,688	(5.6)%
Interest bearing deposits
Interest checking	25,657	25,125	2.1%
Savings/money market	127,884	131,094	(2.4)%
Certificates of deposit	374,808	223,442	67.7%

Total interest bearing deposits	528,349	379,661	39.2%

Total deposits	717,793	580,349	23.7%
Other borrowings	201,797	288,684	(30.1)%
Other liabilities	7,156	5,769	24.0%
Junior subordinated debentures	27,837	27,837	0.0%

Total liabilities	954,583	902,639	5.8%
Shareholders’ equity	87,850	78,517	11.9%

Total Liabilities and Shareholders’ Equity	$1,042,433	$981,156	6.2%

Tangible book value per share(1)	$8.79	$8.08	8.8%

Shares outstanding	10,308,364	10,176,008

(1.)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

Average Balances (dollars in thousands)	Year Ended December 31,
	2006	2005
Average gross loans (*)	$697,176	$561,908
Average earning assets	$981,938	$867,959
Average assets	$1,011,476	$908,698
Average equity	$83,541	$76,898
Average interest bearing deposits	$462,976	$371,188

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)	At December 30,
	2006	2005
Total non-performing assets	$1,777	$1,336
Net charge-offs year-to-date	$302	$51
Allowance for loan losses	$5,929	$5,126
Allowance for loan losses /gross loans (excl. loans held for sale)	0.79%	0.78%
Allowance for loan losses /total assets	0.57%	0.52%

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